Exhibit 4.10

Form 51-102F3

Material Change Report

Item 1	Name and Address of Company Pretium Resources Inc. (“Pretivm” or the “Company”) Suite 2300, Four Bentall Centre 1055 Dunsmuir Street PO Box 49334 Vancouver, BC V7X 1L4

Item 2	Date of Material Change April 27, 2020

Item 3	News Release The news release dated April 27, 2020 was disseminated through Nasdaq GlobeNewswire and filed on SEDAR.

Item 4

Summary of Material Change

On April 27, 2020, Pretivm announced that its Board of Directors (the “Board”) has appointed Jacques Perron as President and Chief Executive Officer, effective April 27, 2020.

Item 5

Item 5.1	Full Description of Material Change

On April 27, 2020, Pretivm announced that its Board of Directors has appointed Jacques Perron as President and Chief Executive Officer, effective April 27, 2020.

Mr. Perron’s career of more than 35 years in the global mining industry has included extensive technical and operational experience. Most recently Mr. Perron was President, Chief Executive Officer and Director of Thompson Creek Metals Company Inc. until it was acquired by Centerra Gold Inc in 2016. He joined Thompson Creek as Chief Executive Officer in 2013 and took on the additional role of President in 2014.

Among his previous senior executive positions in mining, he was President and CEO of St. Andrew Goldfields (2007-2013), Senior Vice President of Iamgold (2006-2007) and Senior Vice President Canada of Cambior Inc. (2004-2006).

Mr. Perron has been a director of the Canadian Mineral Industry Education Foundation since 2007. He earned a Bachelor of Science degree in Mining Engineering from l’École Polytechnique de Montréal.

Mr. Perron succeeds Joseph Ovsenek, who was Pretivm’s President and CEO since 2017, President since 2015 and Executive Vice-President and Chief Development Officer from 2011 to 2015.

Pretivm’s Board of Directors intends to appoint Mr. Perron as a director following the Company’s annual general meeting of shareholders, effective May 1, 2020.

Item 5.2	Disclosure for Restructuring Transactions Not applicable.

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102 Not applicable.

Item 7	Omitted Information Not applicable.

Item 8	Executive Officer Vladimir Cvijetinovic Vice President, Legal and Corporate Secretary Phone: 604-566-8781

Item 9	Date of Report April 27, 2020

Forward-Looking Information

This material change report contains “forward-looking information” and “forward looking statements” within the meaning of applicable Canadian and United States securities legislation (collectively herein referred to as “forward-looking information”), including the “safe harbour” provisions of Canadian provincial securities legislation and the U.S. Private Securities Litigation Reform Act of 1995, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended.  Wherever possible, words such as “plans”, “expects”, “guidance”, “projects”, “assumes”, “budget”, “strategy”, “scheduled”, “estimates”, “forecasts”, “anticipates”, “believes”, “intends”, “modeled’, “targets” and similar expressions or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative forms of any of these terms and similar expressions, have been used to identify forward-looking information.  Forward-looking information may include, but is not limited to, information with respect to Board of Directors composition and membership. Forward-looking information is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual results, actions, events, conditions, performance or achievements to materially differ from those expressed or implied by the forward-looking information including, without limitation, those set out in our Annual Information Form and From 40-F, each dated February 21, 2020, for the year ended December 31, 2019, our MD&A for the years ended December 31, 2019 and 2018, and our other disclosure documents as filed in Canada on SEDAR at www.sedar.com and in the United States through EDGAR at the Security and Exchange Commission’s website at www.sec.gov (collectively, “the Pretivm Disclosure Documents”). Our forward-looking information is based on the assumptions, beliefs, expectations and opinions of management on the date the statements are made, including, without limitation, those set out in the Pretivm Disclosure Documents, many of which may be difficult to predict and beyond our control. Forward-looking information is not a guarantee of future performance. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Forward-

looking information involves statements about the future and is inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking information due to a variety of risks, uncertainties and other factors. For the reasons set forth above, readers should not place undue reliance on forward-looking information. We do not assume any obligation to update forward-looking information, whether as a result of new information, future events or otherwise, other than as required by applicable law. For the reasons set forth above, readers should not place undue reliance on forward-looking information. Neither the TSX nor the NYSE has approved or disapproved of the information contained herein.